Exhibit 99.192

North Valley Bancorp to Pay Trust Preferred Interest and

Redeem North Valley Capital Trust I

June 7, 2012 - REDDING, CA – North Valley Bancorp (NASDAQ: NOVB), the bank holding company of North Valley Bank, based in Redding, California (the “Company”), today announced that it received approval from the Federal Reserve Bank of San Francisco (“FRB”) and the California Department of Financial Institutions (“DFI”) to pay all deferred interest on its junior subordinated notes underlying its trust preferred securities in the approximate amount of $5.7 million and to fully redeem its subordinated note North Valley Capital Trust I in the amount of $10.3 million, which bears an interest rate of 10.25%. The redemption date is July 25, 2012. Under applicable regulatory capital guidelines issued by bank regulatory agencies, upon notice of redemption, these trust preferred securities will no longer qualify as Tier 1 capital for the Company.

“The Company is pleased to redeem its North Valley Capital Trust I securities, which will significantly reduce the Company’s interest expense. This approval by the Bank’s regulators follows the termination of the Formal Agreement with the Federal Reserve Bank of San Francisco on April 16, 2012. The Federal Reserve Bank’s approval of this redemption is a further indication of the progress the Company is making in strengthening its financial performance,” commented Michael J. Cushman, President & CEO.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-four commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and six Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company’s website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877